Exhibit 16.1

July 13, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by abrdn National Municipal Income Fund (formerly, Delaware Investments National Municipal Income Fund) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of abrdn National Municipal Income Fund dated July 13, 2023.  We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

Item 4.01                Changes in Registrant’s Certifying Accountant.

(a) Dismissal of independent registered public accounting firm

On July 7, 2023, the Board of Trustees (the “Board”) of abrdn National Municipal Income Fund (formerly, Delaware Investments National Municipal Income Fund) (the “Fund”) approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Fund. The Fund communicated the Board’s decision that PwC was dismissed on July 7, 2023. The Board’s decision to approve the dismissal of PwC was recommended by the Audit Committee of the Board.

The reports of PwC on the Fund’s financial statements as of and for the two most recent fiscal years ended March 31, 2023 and March 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the Fund’s two most recent fiscal years (ended March 31, 2023 and March 31, 2022) and the subsequent interim period through July 7, 2023, there were no disagreements between the Fund and PwC on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in its reports on the financial statements of the Fund for such years.

During the Fund’s two most recent fiscal years (ended March 31, 2023 and March 31, 2022) and the subsequent interim period through July 7, 2023, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The Fund has provided PwC with a copy of the foregoing disclosures and has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Fund in this report on Form 8-K. A copy of PwC’s letter, dated July 13, 2023, is filed as Exhibit 16.1 to this report on Form 8-K.